Exhibit 10.18

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Employment Agreement

from 10.05.2021

between

1.	MoonLake Immunotherapeutics AG

c/o KD Zug-Treuhand AG

Untermüli 7

CH - 6302 Zug

(hereinafter “Employer” or “Party”)

and

2.	Matthias Bodenstedt

[***]

(hereinafter “Employee” or “Party”)

(together hereinafter referred to as the “Parties”)

Table of contents

1.	Position and Area of Employement	3

2.	Commencement and Duration of Employment	3

3.	Place of Work	3

4.	Working Hours	3
4.1	Fixed Salary	3
4.2	Bonus	4
4.3	Deductions	4

5.	PENSION FUND	4

6.	Expenses	4

7.	Duty of Care and Loyalty	4

8.	Secondary Employment	5

9.	Salary Payment in the Event of Illness or Accident	5

10.	Holidays	6

11.	Public Holidays and Extraordinary Absences	6
11.1	Public Holidays	6
11.2	Extraordinary Absences	6

12.	Confidentiality Obligations	7

13.	E-mail, Internet	7

14.	Return of Employer Property	8

15.	Work Results / Intellectual Property	9
15.1	Employee Inventions and Designs	9
15.2	Work Products	9

16.	Data Transfer and Protection	10

17.	Post-Contractual Non-Competition and Non-Solicitation	11

18.	Final provisions	12
18.1	Work / Residence Permits	12
18.2	Entire Agreement	12
18.3	Severability Clause	12
18.4	Changes and Additions	12
18.5	Applicable Law and Jurisdiction	12
18.6	Execution	12

1.	Position and Area of Employement

The Employer has hired the Employee for the position of CFO (Chief Financial Officer).

The Employee reports to the CEO (Jorge Santos da Silva) and the Founders of MoonLake.

The Employee shall further perform such duties as are customarily associated with their position and those assigned to them by the Employer.

2.	Commencement and Duration of Employment

This employment relationship (“Employment”) shall commence on September 1st, 2021 or earlier. This employment agreement (“Employment Agreement”) shall be concluded for an indefinite period.

There is no probationary period.

The employment may be terminated by either Party with a notice period of 3 months upon the end of a month. Termination notice must be given in writing. Termination without notice with just cause is possible any time.

3.	Place of Work

The Employee’s principal place of work is currently the Employer’s business premises at its registered office, planned to be in Zug, Switzerland. If the fulfilment of the contractually agreed upon tasks requires the periodical fulfilment elsewhere, the Employee shall also be required to conduct their work at another location. The Employee is aware that their specific position may require frequent travel within Switzerland and abroad and hereby expressly accepts this requirement.

4.	Working Hours

The weekly working time of the Employee is 40 hours per week on average, which shall correspond to a workload of 100%. The Employee is not entitled to any compensation, neither through time off nor through payment, for any overtime worked. Overtime is fully compensated by the agreed salary.

4.1	Fixed Salary

The Employee is entitled to a fixed annual salary of CHF 300,000 gross, payable in 12 monthly instalments, in each case at the end of the month by means of bank transfer.

4.2	Bonus

In addition to the fixed annual salary, the Employee may benefit from a variable bonus of 40% of the fixed annual base salary. The bonus is a voluntary special payment and is entirely at the discretion of the Employer. Under no circumstance shall the Employee have an entitlement to the payment of such a bonus. In particular, a bonus payment made in a given year does not entitle the Employee to bonus payments in subsequent years. If a bonus is paid to the Employee, the amount of the bonus shall be at the sole discretion of the Employer.

Any bonus granted shall be paid after the end of the financial year and shall depend on the individual performance of the Employee as well as on the Employer’s financial performance within the corresponding financial year. A bonus shall also be an incentive for the Employee’s continued outstanding performance.

In any case, a bonus shall only be paid if the Employee at the time the payment of the bonus is under Employment without termination pending.

4.3	Deductions

The Employee’s statutory, regulatory and/or contractually owed contributions for the mandatory social insurance and occupational benefits insurance, as well as any potential withholding taxes, shall be deducted from the gross fixed salary (and any benefits in excess thereof, in particular, any bonus).

5.	PENSION FUND

The Employer shall provide the Employee with retirement, survivors, and disability insurance according to Swiss law requirements.

6.	Expenses

The Employer shall reimburse the Employee for expenses, if justified, incurred in the course of their work for the Employer due to travel, accommodation, and meals as well as other expenses. The details are set out in the Expense Regulations, which is currently under review and will be made available to the employee within the next 3 months. The Employer may unilaterally amend or supplement the Expense Regulations at any time.

7.	Duty of Care and Loyalty

All work assigned to the Employee shall be performed carefully and conscientiously and in compliance with any instructions given by the Employer.

In the event of their absence, the Employee shall arrange for any substitute necessary and discuss the necessary arrangements with the Employer.

The Employee shall safeguard the legitimate interests of the Employer in good faith and refrain from all damaging actions and in particular refrain from, statements and actions which may damage the Employer’s reputation. Further the Employee shall refrain from any activity which would establish competition with the Employer and refrain from soliciting any customers and/or employees away from the Employer. The work and operating resources provided by the Employer shall be treated with care and used sparingly.

8.	Secondary Employment

The Employee may not engage in secondary employment without the written permission of the Employer, regardless of whether said employment is of a paid or of an unpaid nature. The taking on of any public mandates must also be agreed with the Employer prior to the acceptance of a candidacy. The Employer shall, in principle, not authorise the Employee to engage in secondary employment or a public mandate if it shall interfere with the Employee’s performance of work for the Employer or with the Employee’s compliance with their duty of loyalty to the Employer.

With the signing of this Employment Agreement, the Employee confirms that they are not currently engaged in any form of secondary employment, either locally or abroad. In the event that the Employee intends to take up secondary employment, the Employee shall immediately obtain the written permission of the Employer. If the Employee fails to inform the Employer of any secondary employment, the Employee shall be liable for any additional social security contributions or fees to be paid by the Employer.

9.	Salary Payment in the Event of Illness or Accident

If the Employee is prevented from fulfilling their work duties in whole or in part, through no fault of their own, as a result of illness or accident the Employer is legally obligated to continue salary payments for a limited period of time - dependent on the existing duration of Employment. This obligation shall only apply provided that, Employment has lasted more than three months or was entered into for more than three months. The Berne scale shall apply.

In the event of an accident, the Employer’s aforementioned obligation to continue to provide salary payments shall be replaced by the payments of the compulsory occupational accident insurance.

The Employer is currently reviewing to take out a daily sickness benefits insurance, for the event of the Employee’s inability to work due to illness, through no fault of their own. An update and final conclusion will be made available to the employee within the next 3 months.

The Employee shall immediately report to the Employer any inability to work due to illness, accident or any other reason, and shall keep the Employer informed of the duration and progress of the inability to work. If the inability to work due to illness or accident persists longer than three days, the Employee shall submit an unprompted medical certificate to the Employer. The Employer shall be entitled from the first day of absence to demand a medical certificate, and may at any time request an assessment by a medical examiner (“Vertrauensarzt”) at its own expense.

10.	Holidays

The Employee is entitled to 5 weeks holiday per annum for a 100% workload.

For the year in which Employment begins or ends, the holiday entitlement is calculated pro rata temporis.

11.	Public Holidays and Extraordinary Absences

11.1	Public Holidays

The Employee is not obliged to work on federal public holidays and on cantonal public holidays of the canton of the place of work (according to clause 3). The Employee shall not be entitled to compensation (either in the form of time off or financial compensation) if such public holidays fall outside of their working time.

11.2	Extraordinary Absences

The Employee under full-time Employment shall be granted the following extraordinary days free from work-duties without any corresponding deduction from their salary:

–	The marriage of the Employee: 2 days

–	A marriage within the family or close relative of the Employee: 1 day

–	The death of a:

○	close family member or a person in the same household: 3 days

○	close relative or friend: 1 day

–	Moving of residence: 1 day every two years

–	Visit to the doctor or dentist: time as needed

–	Public duties: time as needed

Employees under part-time Employment are not entitled to extraordinary absences if the occasion for which they require leave does not take place during their working time.

12.	Confidentiality Obligations

During the duration of Employment the Employee has access to confidential information relating to the business activities of the Employer (and its affiliated companies), in particular to manufacturing or business secrets.

Confidential information shall mean any information which was not already demonstrably known to the public at the time in question. This shall apply in particular to, all manufacturing or business secrets, all know-how of any kind (e.g. developments, inventions, data collections, processes and concepts, business relationships), information about the Employer [or its affiliated companies] or about persons associated or cooperating with the Employer (e.g. customers of the employer, interested parties).

The Employee shall treat all of the aforementioned information above as confidential, both during the term of Employment and after its termination, and shall in particular refrain from directly or indirectly utilizing said information or to make said information accessible or disclose it to third parties.

The duty of confidentiality also applies in relation to other employees of the Employer, unless there is a direct cooperation relationship with the other employees involving the confidential matter.

13.	E-mail, Internet

The Employee shall for the purpose of the performance of their work duties be provided with a notebook and a mobile phone. All work equipment is for company use only.

All data arising from the use of the Employer’s IT infrastructure or stored on the filing systems provided by the Employer shall be considered company data. The use of company e-mail and internet at the workplace shall be limited to work purposes. The Employee shall use their e-mail account and the internet access provided to them in a lawful and responsible manner.

In particular, the following are prohibited:

–	receiving, sending, and storing e-mails with illegal, racist, sexist, content glorifying violence or pornographic content;

–	harassing of third parties with unsolicited e-mails (spam);

–	visiting sexist, racist, violent, or pornographic websites and downloading corresponding content from such sites;

–	downloading software of any kind and installing it on the Employee’s PC;

–	storage of very large amounts of data that are not operationally required, e.g. sound or video files.

If the Employer detects violations of these regulations, they may monitor the e-mail traffic and internet pages visited by the Employee on an individual basis.

The Employee hereby gives their consent that the Employer may use and manage their e-mail account after the termination of Employment or in the event of any leave of absence of the Employee, and further may destroy any personal e-mails without the prior forwarding of said e-mails to the Employee.

14.	Return of Employer Property

Upon termination of Employment, irrespective of the reason, the Employee shall return to the Employer, all items belonging to the Employer, such as keys, mobile phone, laptop, badge, memory sticks, discs, and other data carriers. This is to occur at the latest at the time of termination of Employment and of the Employee’s own accord without request. In the case of a garden leave (“Freistellung”), the obligation to return work property is in effect as of the last working day before the leave of absence.

The duty to return further applies to all work products concerning the Employer as well as all other documents concerning the Employer, regardless of their form (including computer files, source codes and documentation).

The Employee is prohibited from transcribing or making copies of such work products and any and all files or documents pertaining to the Employer (in particular business documents, including contracts and correspondence) for private and other purposes not related to the performance of this Employment Agreement.

15.	Work Results / Intellectual Property

15.1	Employee Inventions and Designs

The Employee herewith agrees to immediately report any invention or design created by them during the term of Employment, irrespective of its possibility of protection as a patent or design, and to clearly state that the submitted report is a report of an invention or design to the Employer. In the report, the Employee shall provide a description of the invention (in particular the technical task, technical solution) or the design as well as the circumstances of the creation of the invention or the design (in particular place, time, means used). Any existing records and documentation is to be attached to the report submitted.

Inventions and designs which the Employee has made or helped to create within the performance of their work duties and in fulfilment of their explicit or implicit contractual obligations, belong to the Employer, regardless if the invention or design is legally susceptible of protection or not.

The Employer is further entitled to acquire any inventions and designs which the Employee (solely or in the form of a collaboration) makes within the course of their work duties but not in the fulfilment of their explicit or implicit contractual obligations. The Employer shall inform the Employee within six (6) months of the Employee’s report, in writing, whether the Employer intends to acquire the invention or design or release it to the Employee. If the invention or design is not released to the Employee, the Employee shall be entitled to appropriate compensation in accordance with Art. 332 para. 4 CO.

15.2	Work Products

The Employee acknowledges that the ownership of all property resulting from the performance of this Employment Agreement exclusively lies with the Employer. The Employee shall transfer all such items upon first request to the Employer.

Furthermore, the Employee acknowledges that, subject to clause 15.1, all intellectual property rights to any and all work results, including inventions, discoveries, improvements, know-how, ideas, computer programs, texts, graphics, presentations, concepts, images, sounds, animations and any other similar products (“Work Products”), created by the Employee (solely or in collaboration) in the performance of their work duties, regardless if created within the fulfilment of their explicit or implicit contractual obligations and regardless of whether they are legally susceptible of protection, shall belong to the Employer. The Employer is free in the usage of these rights.

If, and to the extent that, such rights to the Work Products do not originally lie with the Employer, e.g. copyright, the Employee hereby irrevocably assigns all such rights to any and all Work Products exclusively to the Employer. The Employer may by means of all current and future processes and systems, use, modify, further develop the Work Products to an unlimited extent. The Employer’s rights are in particular unlimited in regards to usage location, subject, and time. The Employer further may transfer the Work Products to third parties and collect the proceeds from the respective collecting societies (“Verwertungsgesellschaften”). The Employee agrees to perform all necessary actions that may be required for said purposes and to supply documents at first request.

Further, if such Work Products cannot be transferred to the Employer, for any reason whatsoever, the Employee shall grant and hereby grants the Employer an exclusive, worldwide, transferable, unlimited, irrevocable, sublicensable and royalty free license to use and exploit the Work Products.

The Employee waives the exercise of moral rights, in particular the right to be designated as the author, to the extent permitted by law.

The Employee is obligated to respect and refrain from infringing on third party intellectual property rights in the course of their work. If the Employee uses existing works of third parties outside the company (pictures, texts, graphics, animations, sound and film recordings, etc.) in the creation of Work Products, they shall be responsible for ensuring that the Employer or the Employer’s client obtains the necessary usage rights. This obligation shall solely be waived in cases which the material to be processed was provided by the client or the Employer for this purpose.

Finally, compensation for the transfer of rights and licenses granted under this clause 15.2 is included in the agreed salary.

16.	Data Transfer and Protection

The Employer processes Employee personal data within the scope of Employment in accordance with the Data Protection Act and Art. 328b CO. The Employee herewith agrees to the aforementioned processing.

The Employee agrees that personal data may be disclosed to affiliated companies and/or third parties in Switzerland and abroad if such disclosure is made (i) in connection with their Employment, (ii) the conclusion of the Employment Agreement, or (iii) the fulfilment of any obligations under the Employment Agreement, or if it appears reasonable for operational reasons or is required by law. The Employer shall protect the Employee’s personal data from unauthorised access if any disclosures takes place. The Employee retains the right to revoke their consent at any time.

17.	Post-Contractual Non-Competition and Non-Solicitation

Agree with the non-compete

In the course of their work, the Employee has access to the Employer’s clientele and to the Employer’s manufacturing and business secrets. The Employee herewith agrees to refrain from any activity which directly or indirectly competes with the Employer or its affiliated companies for 12 months after the termination of Employment. The Employee agrees in particular:

–	not to accept part-time or full-time employment as an employee with a company which pursues wholly or partly the same purpose as the Employer and/or its affiliated companies, or with any company which develops, produces, distributes or offers wholly or partly the same services and/or products as the Employer or its affiliated companies, or provides consultancy services in relation to such services and/or products;

–	to, neither directly nor indirectly, establish or to participate in such a company, nor to operate such a company at their own costs;

–	not to provide services of any kind, either in a dependent or independent position (e.g. as a consultant), for such a company.

The Employee additionally agrees to neither solicit nor recruit, either directly or indirectly (in particular through a company owned or controlled by them), (i) employees of the Employer and/or its affiliated companies or (ii) previous or current customers of the Employer and/or its affiliated companies for 18 months after the termination of Employment.

The post-contractual non-compete obligation and the post-contractual non-solicitation obligation applies worldwide.

In the event of the breach of the post-contractual non-compete and post-contractual non-solicitation obligation, the Employee shall owe the Employer a contractual penalty of CHF 100,000 for each individual breach. In addition to the contractual penalty the Employer retains the right to claim compensation for the damages exceeding the contractual penalty. The payment of the contractual penalty and/or the additional damages shall not release the Employee from the obligation to continue to comply with the post-contractual non-compete and the post-contractual non-solicitation obligation.

The Employer is entitled at any time, regardless if payment of the contractual penalty and/or additional damages have been made, to demand the termination of the actions which are in breach of the non-compete and non-solicitation obligation and to have the Employee ordered to cease any and all activity in breach of the non-compete and non-solicitation obligations by a court (remedy of specific performance, “Realexekution”).

18.	Final provisions

18.1	Work / Residence Permits

This Employment Agreement is concluded under the condition precedent that the Employee is granted the necessary work and (residence) permits for their Employment.

18.2	Entire Agreement

This Employment Agreement, combined with the aforementioned integral parts of the Employment Agreement, constitutes the entire agreement pertaining to Employment between the Parties and supersedes all previous oral and/or written agreements, warranties and/or representations in this regard.

18.3	Severability Clause

Should any provision of this Employment Agreement be, or become, invalid or void, this shall not affect the validity of the remaining provisions. In the event of the invalidity or nullity of a provision of this Employment Agreement, it shall be replaced by a valid provision which shall embody the economic purpose of the invalid provision as closely as possible. The same procedure shall apply in the event of an unintended omission within the Employee Agreement.

18.4	Changes and Additions

Amendments and/or supplements to this Employment Agreement shall only be valid when made in the written form. This requirement shall also apply to any waiver of the requirement of the written form. The Employer is entitled to unilaterally amend its Regulations at any time.

18.5	Applicable Law and Jurisdiction

This Employment Agreement is governed by Swiss law (with the exclusion of the application of Swiss private international law).

Any dispute, controversy or claim arising out of or in connection with this Employment Agreement, including the validity, invalidity, breach or termination thereof, including tort claims, shall be exclusively submitted to and determined by the ordinary courts at the domicile of the defendant or at the ordinary place of work of the Employee.

18.6	Execution

This Employment Agreement shall be executed in two copies; each Party shall receive one copy.

******

(Signatures on following page)

The Employer

Basel, 27-5-2021
Place, date

/s/ Arnout Ploos van Amstel
Arnout Ploos van Amstel

The Employee

Zug, 27-5-2021
Place, date

/s/ Matthias Bodenstedt
Matthias Bodenstedt